Exhibit 3
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (the “Agreement”) is entered into effective as of the 14th day of June, 2007, by and between TODD C. HENNIS, a resident of the State of Colorado (hereinafter referred to as the “Buyer”) and GARY SCHELLENBERG, a resident of British Columbia (hereinafter referred to as “Seller”); Buyer and Seller may from time-to-time be referred to individually as a “Party” or collectively as the “Parties”.
WHEREAS, Seller currently owns 2,500,000 shares of the issued and outstanding shares of common stock of Garpa Resources, Inc., a Nevada corporation;
WHEREAS, Buyer is familiar with and has access to information regarding the Company (as defined herein) similar to information that would be available in a registration statement filed by the Company under the Securities Act of 1933 (the “1933 Act”); and
WHEREAS, subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, 2,500,000 shares of common stock of Garpa Resources, Inc. owned by Seller.
NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement and the representations, warranties, and covenants contained hereinafter, Buyer and Seller hereby agree as follows:
1. Purchase and Sale of Shares. Subject to the terms and conditions herein stated, Seller does hereby sell, assign, transfer and convey, and Buyer does hereby purchase from Seller, 2,500,000 shares of common stock of Garpa Resources, Inc. (the “Company”) owned by Seller (the “Shares”).
2. Purchase Price. Buyer shall pay at the time of Closing (defined below) the aggregate sum of U.S. $2,500.00 for the Shares.
3. Closing. The closing of the transaction, including, without limitation, the purchase and sale of the Shares, shall occur on the 15th day of June, 2007 (the “Closing”).
4. Deliveries at Closing.
(a) At the Closing, Seller shall deliver the following to Buyer:
(i) a duly issued certificate or certificates of the Company for Two Million Five Hundred Thousand (2,500,000) shares of common stock of the Company; and
(ii) an executed stock power covering the Shares, which stock power shall be Medallion Guaranteed.
(b) At the Closing, Buyer shall deliver the following to Seller:
(i) U.S. $2,500.00 in readily available funds payable to Seller.
5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:
(a) Seller owns the Shares, both beneficially and of record, subject to no liens, encumbrances or rights of others, and has the right to transfer to Buyer the entire right, title and interest in and to the Shares. Buyer shall have no liability for any lien, encumbrances, charges or claims associates with the Shares, and Seller will indemnify and hold harmless Buyer from the same.

Stock Purchase Agreement
Garpa Resources, Inc.

(b) Seller is not a party to any voting trust or voting agreement, stockholder’s agreement, pledge agreement, buy-sell agreement, or first refusal agreement relative to the Shares.
6. Representations and Warranties of Buyer. Buyer represents and warrants to the Seller (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that the Seller will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that:
(a) Buyer has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement;
(b) this Agreement and all other documents required to be executed and delivered by Buyer have been duly, or will when executed and delivered be duly, executed and delivered by Buyer, and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, specific performance, injunctive relief and other equitable remedies;
(c) Buyer is not an “underwriter” (as such term is defined in Section 2(11) of the 1933 Act) of any securities of the Company, and Buyer is neither an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act) of the Company, nor a member of any group of stockholders of the Company that, collectively, would be considered an affiliate of the Company;
(d) Buyer has not taken any action which would impose any obligation or liability to any person for finder’s fees, agent’s commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;
(e) the sale of the Shares to Buyer as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction of residence of Buyer;
(f) he understands and agrees that none of the Shares have been registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons, as that term is defined in Regulation S under the 1933 Act (“Regulation S”), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;
(g) he has had access to all of the books and records of the Company and accordingly agrees that he is familiar with and has access to information regarding the Company similar to information that would be available in a registration statement filed by the Company under the 1933 Act;
(h) he is acquiring the Shares as principal for his own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Shares;

Stock Purchase Agreement
Garpa Resources, Inc.

(i) he (i) has adequate net worth and means of providing for his current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Shares for an indefinite period of time;
(j) he understands and agrees that the Shares are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act; and
(k) Buyer is not acquiring the Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.
7. Legending and Registration of Subject Shares.
(a) Buyer hereby acknowledges that a legend may be placed on the certificates representing the Shares to the effect that the Shares represented by such certificates are subject to a hold period and may not be traded until the expiry of such hold period except as permitted by applicable securities legislation.
(b) Buyer hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.
8. Repurchase Right. As of even date herewith, Buyer is entering into an Option Agreement with the Company. If such Option Agreement is terminated within the 18 month period specified in Section 9.2 of the Option Agreement, Seller shall have the right to repurchase the Shares from Buyer for the Purchase Price set forth in Section 2 of this Agreement.
9. Attorney’s Fees for Claims. In the event that a claim is brought by one party hereto against the other party hereto for breach of any provision hereof or otherwise arising out of the transaction to which this Agreement relates, the prevailing party shall be entitled to payment or reimbursement of the expenses incurred by it in connection with the litigation or the portion thereof as to which it prevails, including, but not limited to, attorneys’ fees and costs.
10. Waiver. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement. The waiver by any party hereto of any condition or breach of any provision of this Agreement shall not operate as a waiver of any other condition or other or subsequent breach.
11. Amendment. This Agreement may be amended or modified only by a written instrument executed by the Parties hereto.
12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
13. General. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado; may not be transferred or assigned by any party hereto, other than by operation of law, and shall inure to the benefit of and be binding upon the Parties and their

Stock Purchase Agreement
Garpa Resources, Inc.

respective heirs, legal representatives, successors and assigns; and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
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Stock Purchase Agreement
Garpa Resources, Inc.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

BUYER:

/s/ TODD C. HENNIS

Todd C. Hennis

SELLER:

/s/ GARY SCHELLENBERG

Gary Schellenberg